Sigma Labs Issues Letter to Shareholders

SANTA FE, N.M. – January 8, 2018 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced the release of the following letter to shareholders from Chairman and Interim CEO John Rice:

Dear Shareholders,

In the year-ending week between Christmas and New Year’s Day in a wintery New Mexico, we at Sigma took this interlude to analytically reflect on our company and its markets, our opportunities and challenges, our recent past and our dawning future.

Gearing up as we enter 2018, I assure you that we will diligently strive to win on our announced strategies and initiatives to grow the company with internally generated product sales and externally developed M&A activities. While there is no assurance that these initiatives will excel, we are certainly committed to them and believe them to be attainable. We have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to an upcoming special meeting of our shareholders, concurrent with sending this letter. The proxy statement, when finalized and distributed to our shareholders, will seek shareholder support to increase the authorized number of shares of Sigma common stock so that the company has the tools to grow should M&A opportunities be developed and so that prospective companies know that Sigma has the means to deliver on a transaction, were it negotiated. I earnestly request that you support this proposal.

I am also pleased to share with you some of our observations about the transformative year that 2017 was in the 3D metal marketplace as well as in your company. Commencing with a successful public offering and uplift to NASDAQ in February 2017, the velocity of the change(s) we have been reporting to you during the year increased throughout the course of the year.

In the marketplace, Additive Manufacturing equipment suppliers brought equipment to market that aimed at production line capability rather than prototypes. For example, EOS began delivering multi-laser machines with substantially larger manufacturing chambers. The venerable British firm, Renishaw, introduced its new “M” series of equipment in which M stands for manufacturing and is designed to meet that need. Additive Industries introduced equipment designed for scalable production lines. Meanwhile, aerospace manufacturer GE purchased Concept Laser and Arcam, evidently to ensure that it could obtain the AM equipment required to meet its forecasts of internally produced AM products. Airbus plans to be producing 30 tons per month of metal additive parts by December 2018. Shifting from the macro-market view to the micro, Sigma experienced an increase in PrintRite3D® installations with customers evaluating the product for production deployment.

In the company, Sigma’s leadership refined business priorities, expanded and specialized the management team, and led Sigma’s transformation from an R&D company culture into a technology commercialization company. We doubled down on our In-Process-Quality -Assurance product development to sustain the agility required to meet rapidly changing AM equipment needs in a rapidly growing market. We combined our Sales with Technology Development into an integrated customer service team. Sigma introduced Version 2.0 of PrintRite3D® in February 2017 and then Version 3.0 at the Formnext Show in November 2017. Doubling down.

Our company and our people step out of 2017 with a collective spirit of confidence, a consensus of intense and shared commitment, and a hungry ‘can’t wait’ enthusiasm. It is 2018 and it is Game On!

With thanks and appreciation for your support and appreciation of Sigma Labs, I remain

John R. Rice,

John R. Rice, Chair and Interim CEO

Additional Disclosures Under the Federal Securities Laws

As described in the preliminary proxy statement referred to above, a special meeting of Sigma shareholders will be held to consider the proposal to increase our authorized shares. The date of the special meeting will be announced in a definitive proxy statement to be mailed to shareholders and filed with the SEC. Shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information about Sigma and the proposed increase in authorized shares. Definitive proxy materials for the special meeting are expected to be mailed the week of January 15, 2018.

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed increase in authorized shares. SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN ITS ENTIRETY THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC, AND, WHEN THEY BECOME AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SIGMA AND THE PROPOSED INCREASE IN AUTHORIZED SHARES. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on this proposal. Shareholders may obtain free copies of Sigma’s preliminary proxy statement and its other SEC filings electronically by accessing the SEC's home page at http://www.sec.gov. Copies can also be obtained, free of charge, upon written request to Sigma Labs, Inc., Attn: Corporate Secretary, 3900 Paseo del Sol, Santa Fe, NM 87507.

Participation in Solicitation

This press release may constitute soliciting material under SEC Rule 14a-12, and Sigma and its directors, executive officers, and advisors may be deemed to be participants in the solicitation of proxies from the holders of Sigma common stock in respect of the proposed increase in authorized shares.

Investors may obtain additional information regarding the interest of those participants by reading Sigma’s preliminary proxy statement and, when they become available, Sigma’s definitive proxy statement and other relevant proxy materials, and Sigma’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC.

About Sigma Labs

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com